Exhibit 13.3

seedinvest Monogram I Company Update Monogram files two additional patents Monogram recently filed two new patents that cover certain implementations of custom robotic controls. These controls seek to include: • The execution of complex tasks such as high accuracy tracking, obstacle avoidance, and execution of tracked cuts • Fixed point tracking of robot mounted camera systems • A dynamic visualization of the work space Monogram believes that robotic hardware will become increasingly commoditized over time, with superior performance for less cost. CEO Ben Sexson's goal is to be "hardware agnostic," i.e. develop a software architecture that will be deployable to any capable robotic system. By confirming a reservation in Monogram, you have the opportunity to purchase shares ahead of the company's public launch once Monogram receives SEC qualification. A reservation is non-binding; you may cancel at any time. LEARN MORE Interested in learning more? Join next week's Q&A Webinar where CEO Ben Sexson will be answering any questions you have about the deal. Email us if you'd like to ensure your question is addressed. Register Questions? Email us. We're happy to help. You are receiving this email because you are part of the Seedinvest community. If you would like to stop receiving company updates, unsubscribe here. If you would like to stop receiving all Seedinvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. Monogram Orthopaedics Inc is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and Involves no obligation or commitment of any kind, no offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Monogram Orthopaedics Inc: https://www.seedinvest.com/monogram Copyright©2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is Tor information purposes only and should not be regarded as a recommendation of. or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba Seedinvest, an affiliate of Circle, and a registered broker-dealer and member FINRA/SIPC, located at 116 W Houston Street, 6th Floor, New York, NY 10012. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

seedinvest Monogram I Company Update A new video has been added to Monogram Orthopaedics' gallery. Click on the link below to watch the video and see Monogram's product at work. In application, the controls demonstrated are designed to allow the surgeon to interact with the surgical robot in real-time. WATCH VIDEO Interested in learning more? Join next week's Q&A Webinar where CEO Ben Sexson will be answering any questions you have about the deal. Email us if you'd like to ensure your question is addressed. Register Questions? Email us. We're happy to help. You are receiving this email because you are interested in Monogram Orthopaedics. If you would like to stop receiving company updates, unsubscribe here. If you would like to stop receiving all Seedlnvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account. Monogram Orthopaedics Inc is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Monogram Orthopaedics Inc: https://www.seedinvest.com/monoqram Copyright © 2019 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba Seedlnvest, an affiliate of Circle, and a registered broker- dealer, and member FINRA/SIPC, located at 116 W Houston Street, 6th Floor, New York, NY 10012. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.